UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): August 28, 2012

KIT DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street, 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 (646) 553-4845

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc. (the “Company”)

August 29, 2012

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2012, the Board of Directors of the Company determined to appoint K. Peter Heiland as the Interim Chief Executive Officer of the Company, replacing Barak Bar-Cohen.

Mr. Heiland has been serving as the director of the Company since August 7, 2012. Mr. Heiland, age 50, is a Managing Director of JEC Capital Partners, LLC (“JEC Capital Partners”), a technology focused investment firm that was founded in 2009. As previously disclosed, Peter Heiland, through various entities, owns approximately 8% of the outstanding shares of the Company and pursuant to a settlement agreement with JEC Capital Partners dated August 7, 2012, the Company agreed to reimburse JEC Capital Partners an amount of up to $300,000 for expenses incurred in connection with filing of Schedules 13D and related matters and appointed Mr. Heiland to the Board. Pursuant to Mr. Heiland’s appointment as a director, as previously disclosed, on August 13, 2012 Mr. Heiland received an equity grant of 38,585 restricted shares of common stock of the Company, vesting in four equal quarterly installments commencing on the date of grant, and a sign-on grant of 28,939 shares of common stock of the Company.

JEC Capital Partners has been an investor in several private and public technology companies, recently leading the recovery of shareholder value in Miranda Technologies. JEC Capital Partners was also a significant shareholder of the GSI Group (NASDAQ: GSIG), participating in the statutory Equity Committee during the GSI Group’s Chapter 11 process, engineering its recapitalization, and remaining active as a board member in the reorganized company. Prior to founding JEC Capital Partners, Mr. Heiland was the founder and CEO of Integrated Dynamics Engineering (“IDE”). IDE designs, manufactures, and sells environmental control systems, robotics, and motion control systems for semiconductor metrology and lithography equipment. In January of 2008, IDE was acquired by Aalberts Industries (AMS: AALB).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: August 29, 2012	By:	/s/ K. Peter Heiland
K. Peter Heiland
Chief Executive Officer